Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:	Company Contact:
Kathleen Heaney	Bryce W. Rhodes, President
(203) 803-3585	(713) 850-1880
kheaney@whittierenergy.com

Whittier Announces First Quarter 2006 Financial Results

567% Increase in Net Income

153% Increase in Production

HOUSTON, TX – May 15, 2006 – Whittier Energy Corporation (NASDAQ: WHIT) today announced financial and operating results for the first quarter of 2006. Net income was $2.3 million or $0.18 per fully diluted share for the first quarter ended March 31, 2006, compared to net income of $0.34 million, or $0.09 per fully diluted share, for the first quarter of 2005. The Company reported oil and gas revenues of $10.0 million, a 256% increase over oil and gas revenues of $2.8 million in the first quarter of last year. The increase was primarily attributed to higher oil and gas production, the acquisition of RIMCO in June 2005 and higher commodity prices. Whittier’s quarterly production increased 153% and realized commodity prices increased 41% in comparison to the first quarter of 2005.

Operating and Financial Highlights for the First Quarter of 2006 include:

•                  10 gross (2.64 net) wells drilled with 90% success rate

•                  Record net production of 1.26 billion cubic feet of gas equivalent (Bcfe)

•                  Average daily production of 14 million cubic feet of gas equivalent (Mmcfe)

•                  Average realized prices of $7.94 per thousand cubic feet of gas equivalent (Mcfe) versus $5.64/Mcfe in 1Q 2005

•                  Lease operating costs per unit of $1.04/Mcfe, down 36% from $1.64/Mcfe in 1Q 2005

•                  Operating cash flow was $6.8 million, or $0.54 per diluted share

•                  Capital expenditures of $7.0 million

Bryce Rhodes, Whittier Energy President and CEO, commented, “Our results for the first quarter of 2006 reflect the ongoing success of our acquisition and drilling activities. We experienced substantial increases in production and oil and gas revenues for the quarter. Whittier’s financial results, combined with our recently announced property acquisitions and the success of our 2006 drilling program so far this year, reflect Whittier’s ability to execute our strategy to grow our business and enhance shareholder value.”

First Quarter 2006 Discussion

Oil and gas revenues increased 256% to approximately $10.0 million in the first quarter of 2006 from $2.8 million in the same period in the prior year. The increase in oil and gas revenues was primarily due to a 153% increase in production and a 41% increase in realized commodity prices per Mcfe after hedge settlements. Whittier recognized pre-tax losses in oil and gas revenues of $918,000 and $567,000 during the quarters ended March 31, 2006 and 2005, respectively, due to realized settlements of its price hedge contracts.

The Company’s production increased 153% to 1.26 Bcfe during the quarter ending March 31, 2006, principally due to the June 2005 acquisition of RIMCO, as well as a successful drilling program during 2005 and the first quarter of 2006.

Total operating costs and expenses increased by 197% from $2.3 million for the quarter ending March 31, 2005 to $6.8 million for the quarter ending March 31, 2006, principally due to increased acquisition, development, and exploration activity from the prior year.

Depreciation, depletion and amortization increased by 480% year over year primarily due to higher relative production and the June 2005 RIMCO acquisition.

Lease operating expenses increased 61% from $813,000 for the quarter ending March 31, 2005 to $1.3 million for the quarter ending March 31, 2006. On a per Mcfe basis, however, lease operating expenses fell 36% from $1.64 per Mcfe in first quarter 2005 $1.04 per Mcfe for first quarter 2006. This decrease was principally due to a higher ratio of gas production from our properties.

Production taxes increased 210%, from $252,000, or $0.51 per Mcfe, for the quarter ending March 31, 2005, to $781,000, or $0.62 per Mcfe, for the quarter ending March 31, 2006.

The Company recognized a non-cash gain of $396,000 due to the ineffective portion of the fair value adjustment to hedge contracts for the first quarter of 2006 compared to a non-cash loss of $185,000 for the first quarter of 2005.

General and administrative expense increased from $389,000 for the quarter ending March 31, 2005 to $1.3 million for the quarter ending March 31, 2006, primarily due to staff increases to support the Company’s growing business, as well as $267,000 in non-cash compensation expense from the issuance of stock options recognized due to the adoption of FAS 123(R).

The Company generated net income of approximately $2.3 million or $0.18 per diluted share in the first quarter 2006 compared to $338,000 or $0.09 per diluted share in the same period of the prior year.

Total cash flows provided by operating activities were $6.8 million for the three months ended March 31, 2006 as compared to $1.3 million in the first quarter of 2005 and were primarily used to fund our exploration and development expenditures.

2006 Outlook

As of May 1, 2006, production was at a rate of approximately 15.2 Mmcfe per day. The Company has budgeted $27.2 million in capital expenditures for 2006, of which approximately $7.0 million had been spent as of March 31, 2006. Capital expenditures, excluding acquisitions, are expected to be funded from internally generated funds.

Conference Call Info

A conference call will be held at 10:00 a.m. (Eastern) today to discuss 1Q 2006 results. The conference call will be webcast and can be accessed by logging onto www.whittierenergy.com in the Investor section or at http://viavid.net/dce.aspx?sid=00003108. For those unable to listen to the live presentation, the webcast will be archived on the Company’s website. In addition, a telephone replay will also be available for one week beginning at 1:00 p.m. (Eastern), May 15, 2006, and can be accessed by dialing 888-203-1112 or
719-457-0820 (international callers) and entering pin number 4012383.

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

WHITTIER ENERGY CORPORATION

SELECT OPERATING DATA

	Three Months Ended March 31,
	2006	2005

Production (Mmcfe)	1,256	497
Gas (Mcf)	793,581	225,226
Oil (Bbls)	77,005	45,286
Avg. Daily Production (Mmcfe)	14.0	5.5

Avg. Realized Prices Before Hedging
Oil (Bbl)	$58.21	$46.03
Gas (mcf)	$8.06	$5.70
Avg. per Mcfe	$8.67	$6.78

Avg. Realized Prices After Effects of Hedging
Oil (Bbl)	$48.47	$33.65
Gas (mcf)	$7.85	$5.67
Avg. per Mcfe	$7.94	$5.64

Expenses/Mcfe
LOE	$1.04	$1.64
Production Taxes	$0.62	$0.51
DD&A	$3.01	$1.31
G & A	$1.06	$0.78

CONDENSED BALANCE SHEETS

($ in thousands)

	Three Months Ended March 31, 2006	Twelve Months Ended December 31, 2005
Condensed Balance Sheet:
Current assets	$16,331	$19,245
Net oil and gas properties	98,229	95,096
Other assets	2,166	2,210
Total assets	$116,726	$116,551

Current liabilities	$11,660	$15,770
Revolving credit facility	14,000	14,000
Deferred income tax liability	24,535	23,290
Other liabilities	2,014	2,797
Stockholders’ equity	64,517	60,694
Total liabilities and stockholders’ equity	$116,726	$116,551

WHITTIER ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATION

($ in thousands, except EPS and shares outstanding)

(unaudited)

	Three Months Ended March 31,
	2006	2005

Oil and gas revenues	$9,964	$2,801

Costs and expenses:
Lease operating expenses	1,311	813
Production taxes	781	252
Depreciation, depletion, and amortization	3,783	651
Ineffective portion of hedge contracts	(396)	185
General and administrative expenses	1,326	389
Total costs and expenses	6,805	2,290
Income from operations	3,159	511
Other income (expense):
Interest and dividend income	17	0
Interest expense	0	(104)
Gain from sales of marketable securities	0	56
Partnership income	167	57
Other income	184	9
Income before income taxes	3,343	520
Provision for income taxes	1,090	182
Net income	$2,253	$338
Basic earnings per share:
Net income per share	$0.18	$0.09
Weighted average number of shares outstanding (basic)	12,515,265	3,841,134
Diluted earnings per share:
Net income per share	$0.18	$0.09
Weighted average number of shares outstanding (dilutive)	12,692,290	4,172,945

OPERATING CASH FLOW RECONCILIATION

Operating cash flow represents net income, as determined under generally accepted accounting principles (“GAAP”), with certain non-cash items added back. Although a non-GAAP measure, operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash that can be used to internally fund exploration and development activities and to service debt. This measure may also be used in the valuation, comparison, rating and investment recommendations for companies in the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities or as an indicator of cash flows or measure of liquidity.

WHITTIER ENERGY CORPORATION

OPERATING CASH FLOW

($ in thousands)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities
Net income	$2,253	$338
Adjustments to reconcile net income to operating cash flow
Depreciation, depletion and amortization	3,783	651
Deferred income tax provision	1,090	182
Partnership income	(167)	(57)
Non-cash compensation expense under 123(R)	267	0
Ineffective portion of hedge loss (gain)	(396)	185
Gain on sale of marketable securities	0	(56)
Cash flow from operations	$6,830	$1,243

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